Exhibit 99.1

Investor Contact:	Corporate Contact:	Media Contact:
Doug Sherk / Jenifer Kirtland	Steve Martin	Amber Winans
415-896-6820	858-795-7525	858-795-7584
jkirtland@evcgroup.com	IR@bakbone.com	amber.winans@bakbone.com

FOR IMMEDIATE RELEASE

BakBone Software Generates Revenue Growth and Continued

Profitability in the Third Quarter of Fiscal 2010

SAN DIEGO, Calif. — February 10, 2010 — BakBone Software, Incorporated (OTCBB: BKBO), a leading provider of Universal Data Management solutions, today announced its financial results for the third quarter of fiscal 2010, ended December 31, 2009.

Third Quarter Fiscal 2010 financial and operational highlights include

• GAAP Revenues	$15.2 million
• Operating Income	$0.8 million
• Net Income	$0.6 million
• Net Income per Share	$0.01
• Total Bookings	$15.3 million

“Our third fiscal quarter results demonstrate the success of our focus on managing the business for profitability, while we continue to make investments in ColdSpark and other growth opportunities,” said Jim Johnson, president and CEO, BakBone. “We reported a six percent increase in revenue in the recent third fiscal quarter compared with the same quarter last year and generated a profit of $0.6 million. Our bookings and GAAP revenues reflected strength in Europe and Asia, as well as strong maintenance contract renewals from existing customers across geographies.”

“The improvement to positive operating income compared with a loss the prior year reflected significantly reduced operating expenses overall. We continued to make strategic investments in R&D and sales, and marketing initiatives that should further position BakBone as a leader in the enterprise messaging and infrastructure space, as well as in its core backup and recovery business,” continued Mr. Johnson.

In mid-October, the Company introduced the newest version of its flagship product NetVault®: Backup and new disk-based backup and deduplication options with NetVault: SmartDisk. NetVault: SmartDisk is based on BakBone’s Open Data Protection Platform, which offers more affordable, long-term disk-based storage to customers with additional features such as data deduplication. “Our new NetVault: Backup and NetVault: SmartDisk product offerings have been well received in the market and we are delivering this new version to our client base around the world,” commented Mr. Johnson.

During the quarter, ColdSpark introduced a new managed services offering for e-mail management and delivery that will help customers reduce the costs and complexity of managing e-mail infrastructures. This, along with the new versions of the ColdSpark SparkEngine™, Compliance Catalyst and MailFusion that were launched in October, is targeted at ColdSpark’s key markets including financial services, healthcare and other regulated industries.

“ColdSpark expanded its footprint with a well-known global financial services company in the third quarter. We continue to focus on expanding our presence with global healthcare companies. We believe we are making good progress in our pursuit of new accounts, and as we’ve stated previously, the e-mail management and infrastructure business has a relatively long selling cycle and is characterized by large orders and unpredictable timing. As a result of anticipated lower near-term bookings from ColdSpark and slowness in the new license bookings for backup and recovery products in North America, we have revised our guidance for expected consolidated bookings in fiscal 2010 to $56.5 to $57.5 million.

“We remain very optimistic about the opportunities for ColdSpark and for backup and recovery and are working aggressively to grow these businesses. We are committed to sustained profitability, while we invest the necessary resources to maintain our technological lead and drive a more efficient, productive sales and marketing effort. We are focused on execution and believe that our success will generate increased revenue and profitability and enhanced valuation for BakBone shareholders,” concluded Mr. Johnson.

Financial Results

Total revenue grew six percent to $15.2 million in the third quarter of fiscal 2010 from $14.3 million in the third quarter of fiscal 2009. Operating income totaled $0.8 million for the third quarter ended December 31, 2009, compared with an operating loss of $1.1 million in the third quarter of the prior fiscal year. The increase in operating income in the third quarter ended December 31, 2009, was the result of higher revenue and a significant reduction in general and administrative costs primarily associated with accounting and auditing fees incurred in the prior fiscal year.

The Company reported net income of $0.6 million, or $0.01 per share, in the third quarter compared with net income of $0.6 million, or $0.01 per share, in the third quarter last year.

For the nine months ended December 31, 2009, revenue grew 13% to $47.1 million compared with $41.6 million through the nine months ended December 31, 2008. Net income for the recent nine-month period totaled $2.4 million, or $0.02 per diluted share, compared with a net loss of $4.6 million for the comparable period in the prior year, or $(0.07) per share.

Total cash at December 31, 2009, totaled $5.7 million.

Conference Call Information

The Company has scheduled a conference call for today, February 10, 2010, at 2:00 p.m. PT to discuss the results for the quarter ended December 31, 2009. The call will be hosted by Jim Johnson, CEO of BakBone, and Steve Martin, CFO of BakBone.

To access the conference call, please dial 800-854-3238; internationally, dial 706-634-9547 (Passcode: 52847729. This call will also be webcast and can be accessed at www.bakbone.com by clicking on “Company Info” and then “Investor Relations.” The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About BakBone Software

BakBone Software is a leader in Universal Data Management. This provides a data-centric approach to integrating data protection, centralizing policy management and managing organizations’ messaging infrastructure to optimize performance, increase data availability and improve corporate compliance. Learn more about BakBone’s Universal Data Management vision at www.bakbone.com or e-mail info@bakbone.com.

Safe Harbor

This press release contains express and/or implied forward-looking statements including, without limitation, statements regarding anticipated revenues, operating results, bookings and market developments that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. The potential risks and uncertainties may include, but are not limited to: risks that the anticipated benefits of the Coldspark acquisition will not be achieved; risks that the ongoing weak economic and market conditions, particularly in North America, could continue to lead to reduced spending on information technology products; competition in our target markets; potential capital needs; management of future growth and expansion; the development, implementation and execution of the Company’s Universal Data Management strategic vision; risk of third-party claims of infringement; protection of proprietary information; customer acceptance of the Company’s existing and newly introduced products and fee structures; the success of the Company’s brand development efforts; risks associated with strategic alliances; reliance on distribution channels; product concentration; need to develop new and enhanced products; potential product defects; our ability to hire and retain qualified employees and key management personnel; and risks associated with changes in domestic and international market conditions and the entry into and development of international markets for the Company’s products. Our forward-looking statements should be considered in the context of these and other risk factors disclosed in our most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in our current report filed with the relevant Canadian securities regulators, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made, other than as required under applicable securities laws.

BakBone®, BakBone Software®, NetVault®, Application Plugin Module™, BakBone logo®, Integrated Data Protection™, NetVault: SmartDisk™, Asempra®, FASTRecover™, ColdSpark® and SparkEngine™ are all trademarks or registered trademarks of BakBone Software, Inc., in the United States and/or in other countries. All other brands, products or service names are or may be trademarks, registered trademarks or service marks of, and used to identify, products or services of their respective owners.

BAKBONE SOFTWARE INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands)

	Fiscal Period Ended
	(unaudited)
	December 31, 2009	March 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$5,660	$8,398
Restricted cash	51	264
Accounts receivable, net	9,847	9,646
Prepaid expenses and other assets	1,409	1,159

Total current assets	16,967	19,467
Property and equipment, net	2,250	2,713
Intangible assets, net	7,798	824
Trademarks	400	—
Goodwill	14,007	7,615
Other assets	957	939

Total assets	$42,379	$31,558

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued liabilities	$8,778	$9,603
Current portion of acquisition consideration payable	2,279	—
Current portion of deferred revenue	44,482	44,081

Total current liabilities	55,539	53,684
Deferred revenue, excluding current portion	46,719	47,684
Acquisition consideration payable, excluding current portion	4,452	—
Other liabilities	834	1,337

Total liabilities	107,544	102,705

Shareholders’ deficit	(65,165)	(71,147)

Total liabilities and shareholders’ deficit	$42,379	$31,558

BAKBONE SOFTWARE INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2009	2008 Restated (1)	2009	2008 Restated (1)
Revenues:
License and service	$15,199	$14,348	$45,619	$41,606
Other	—	—	1,500	—

Total revenues	15,199	14,348	47,119	41,606
Cost of revenues	1,660	1,818	4,874	5,466

Gross profit	13,539	12,530	42,245	36,140

Operating expenses:
Sales and marketing	6,841	6,483	20,015	20,784
Research and development	3,292	2,780	9,685	8,804
General and administrative	2,614	4,366	9,734	12,350

Total operating expenses	12,747	13,629	39,434	41,938

Operating income (loss)	792	(1,099)	2,811	(5,798)
Other non-operating (expense) income	(414)	1,837	(549)	1,477

Income (loss) before income taxes	378	738	2,262	(4,321)
(Benefit from) provision for income taxes	(231)	100	(169)	247

Net income (loss)	$609	$638	$2,431	$(4,568)

Net income (loss) per common share:
Basic	$0.01	$0.01	$0.03	$(0.07)

Diluted	$0.01	$0.01	$0.02	$(0.07)

Weighted-average common shares outstanding:
Basic	86,644	64,610	83,368	64,616

Diluted	104,690	82,647	101,488	64,616

(1)	As discussed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009, the Company restated its consolidated financial statements for each of the first three quarters in fiscal 2009, in accordance with Staff Accounting Bulletin No. 108, Considering the Effect of Prior Year Misstatements When Quantifying Misstatements in the Current Year Financial Statements, to correct errors in such consolidated financial statements that would have had a material effect on the financial statements for the three and twelve months ended March 31, 2009 if not corrected. The Company does not believe that these adjustments are material to any of the restated periods.

BAKBONE SOFTWARE INCORPORATED

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine months ended December 31,
	2009	2008 Restated (1)
Cash flows from operating activities:
Net income (loss)	$2,431	$(4,568)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,868	1,274
Non-cash interest expense	474	—
Operating expenses funded by financing arrangement	267	59
Provision for bad debt	173	—
Stock-based compensation	29	229
Loss on disposal of capital assets	9	19
Other changes in assets and liabilities	(6,928)	2,576

Net cash used in operating activities	(1,677)	(411)

Cash flows from investing activities:
Cash paid for acquisitions, net of cash received	(1,014)	—
Capital expenditures	(256)	(946)
Release of restricted cash	325	227

Net cash used in investing activities	(945)	(719)

Cash flows from financing activities:
Payments on capital lease obligations	(227)	(186)
Payments on long-term debt obligations	(437)	(419)

Net cash used in financing activities	(664)	(605)

Effect of exchange rates on cash and cash equivalents	548	(257)

Net decrease in cash and cash equivalents	(2,738)	(1,992)
Cash and cash equivalents, beginning of period	8,398	9,496

Cash and cash equivalents, end of period	$5,660	$7,504

BAKBONE SOFTWARE INCORPORATED

Reconciliation of Bookings to U.S. GAAP Revenue (2)

(unaudited, in thousands)

	Three months ended December 31,		Nine months ended December 31,
	2009	2008	2009	2008
Revenues sourced from current period bookings:
Total bookings for the period	$15,265	$15,541	$42,395	$43,844
Bookings deferred into subsequent periods	(14,333)	(14,273)	(32,604)	(35,466)

Revenues from current period bookings	932	1,268	9,791	8,378
Revenues sourced from prior period bookings:	14,267	13,080	37,328	33,228

Total revenues recognized in the period	$15,199	$14,348	$47,119	$41,606

(2)	We define bookings as the gross dollars invoiced through the sale of software licenses, maintenance contracts and professional services. We utilize bookings information as an operations measure, but it is not intended to replace U.S. GAAP accounting. Under the ratable revenue recognition method, license bookings are recognized as revenue over the appropriate period (generally three to five years). In general, variations in revenues period-over-period are affected by the amortization of current and prior period license bookings. Accordingly, we believe that trends in current and historical bookings are key factors in analyzing our operating results.